EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Vice President, Investor Relations

News For Immediate Release

EAGLE MATERIALS ANNOUNCES PLANS TO MODERNIZE AND EXPAND

ITS CEMENT PLANT IN LARAMIE, WYOMING

$430 million growth investment will increase plant capacity by 50%; expected to result in cost savings of 25% and reduce CO2 intensity by nearly 20%

DALLAS, TX (May 17, 2024) Eagle Materials Inc. (NYSE: EXP) today announced plans to modernize and expand its Laramie, Wyoming cement plant and related distribution facilities, which provide cement to several markets, including the growing northern Colorado area, Nebraska, Utah and Wyoming.

The modernized plant and an additional cement distribution facility in northern Colorado will incorporate state-of-the-art technology maximizing operating efficiencies which will further strengthen Eagle’s low-cost producer position. The expansion will increase the plant’s annual manufacturing capacity by 50% to approximately 1.2 million tons of cement and is expected to reduce manufacturing costs by approximately 25%. Expected cost reductions from the modern kiln line will be generated by replacing the use of solid fuels with lower cost alternative fuels and natural gas, simplified maintenance programs, and improved operating efficiencies. Additionally, the CO2 intensity from the Laramie, Wyoming facility is expected to decline by nearly 20% once the project is complete. The project investment, which includes an additional distribution facility in northern Colorado, is estimated to be approximately $430 million. The existing plant, which became operational in 1927, has an annual capacity of 800,000 tons of cement. Planning for the project has been completed, primary regulatory approvals have been received and construction is expected to begin immediately with startup scheduled for the second half of calendar year 2026.

With this expansion, Eagle re-emphasizes its commitment to be the cement supplier of choice in the Mountain Region, including the key cities of Denver and Salt Lake City, meeting the expected increase in demand for cement more broadly and to reduce the intensity of carbon emissions from its facilities.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

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